Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal Year 2016 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 14, 2016--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended October 1, 2016. Net income for the fourth quarter of fiscal 2016 rose 10% to $1.4 million, or $0.51 per diluted share, compared with $1.3 million, or $0.43 per diluted share, in the fourth quarter of fiscal 2015. Net sales for the fourth quarter of fiscal 2016 declined 10% to $16.0 million compared with $17.7 million in the fourth quarter of fiscal 2015. For the full year, fiscal 2016 net income increased 6% to $4.2 million, or $1.54 per diluted share, compared with $4.0 million, or $1.33 per diluted share, in fiscal 2015. Fiscal 2016 net sales were up 5% to $67.6 million compared with $64.3 million in fiscal 2015.

“Span-America’s earnings rose in the fourth quarter on a solid 13% increase in operating income, and our earnings per share benefited from fewer shares outstanding as a result of the stock repurchases we made near the end of fiscal 2015,” stated Jim Ferguson, president and chief executive officer of Span-America. “Our growth in operating income came from a combination of higher sales in our medical segment and improved margins in our custom products segment. These improvements were partly offset by lower foreign exchange gains related to our operations in Canada.

“We had modest sales growth in our medical segment during the quarter, which came from higher sales volumes among our therapeutic support surface product lines. Our growth in medical sales was offset by lower sales in the custom products segment as we expected due to the loss of a large retail customer that we announced earlier in fiscal 2016. We expect first quarter fiscal 2017 sales of custom products to be lower than in the first quarter of fiscal 2016 due to the loss of this customer, offset partially by sales growth from a new customer for consumer bedding products and continued growth in medical segment sales,” continued Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2016 declined by 10% to $16.0 million compared with $17.7 million in the fourth quarter of fiscal 2015. The decline in sales was due primarily to the loss of a large customer for our consumer products as previously reported. Sales in the custom products segment were down by 36% to $3.5 million in the fourth quarter of this year compared with $5.5 million in the fourth quarter last year. Medical segment sales rose 2% to $12.5 million compared with $12.2 million in the fourth quarter last year. Total company operating income was up by 13% to $1.9 million in the fourth quarter this year compared with $1.7 million in the same quarter last year due to margin improvements in the custom products segment combined with solid sales growth from therapeutic support surfaces in the medical segment. Net income for the fourth quarter of fiscal 2016 increased by 10% to $1.4 million compared with $1.3 million in the fourth quarter last year. The growth in net income was dampened somewhat by lower foreign currency exchange gains from our operations in Canada compared with last year. Earnings per diluted share increased 19% in the fourth quarter to $0.51 compared with $0.43 in the fourth quarter last year. The higher growth rate in earnings per share compared with net income was the result of having fewer shares outstanding in fiscal 2016 due to stock repurchases near the end of fiscal year 2015.

Medical Segment – Total medical sales increased by 2% to $12.5 million in the fourth quarter of fiscal 2016 compared with $12.2 million in the fourth quarter last year. The increase in medical sales was due to higher volumes from our therapeutic support surface product lines and our Span-Canada beds compared with the fourth quarter last year.

Sales of pressure management products rose 2% to $9.7 million compared with $9.5 million in the fourth quarter last year. Sales of therapeutic support surfaces, our largest medical product line, increased by 6% to $7.2 million compared with $6.8 million in the fourth quarter last year. Sales of all other pressure management products as a group were down 7% to $2.4 million in the fourth quarter of fiscal 2016 compared with $2.6 million in the fourth quarter of fiscal 2015 due to lower sales of overlays, seating and other medical product lines, offset partially by higher sales of patient positioners.

Sales of Span-Canada products rose 2% to $2.8 million in the fourth quarter of fiscal 2016 compared with $2.7 million in the same quarter of the prior year. The sales growth from Span-Canada came from higher demand for medical beds, including several medium-sized orders from our traditional long-term care customer base and higher sales to rental and export accounts.

Custom Products Segment – Total custom products sales were down by 36% to $3.5 million in the fourth quarter of fiscal 2016 compared with $5.5 million in the fourth quarter of fiscal 2015. Consumer bedding sales, the largest group in the custom products segment, were down 47% to $2.4 million in the fourth quarter of fiscal 2016 compared with $4.6 million in the fourth quarter of fiscal 2015. The decrease in consumer sales was due primarily to the loss of a large customer referenced above and was partly offset by sales to a new retail customer that began in May 2016.

Sales from our industrial product lines, included within the custom products segment, rose 12% to $1.1 million in the fourth quarter of fiscal 2016 compared with $1.0 million in the same quarter last year. “This was a near-record quarterly sales performance for our industrial business, and we are encouraged by the solid and consistent sales growth that we have seen in the industrial business during the last three years,” commented Ferguson.

Earnings – Total gross profit rose 3% to $6.0 million compared with $5.8 million in the fourth quarter last year. The gross margin percentage increased to 37.3% compared with 32.5% in the same quarter last year. The increases in gross profit level and margin were the result of sales growth in the medical segment and improved margins within our custom products segment. Our increase in gross margin percentage was also due to a shift in sales mix toward our more profitable medical business, as medical sales increased while custom products sales decreased during the quarter.

Selling and marketing expenses were down by 1% to $2.7 million in the fourth quarter of fiscal 2016, generally reflecting sales trends during the quarter. R&D expenses increased by 11% to $289,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses decreased by 1% to $1.1 million due primarily to income from the cash value of corporate-owned life insurance policies.

Operating income rose 13% in the fourth quarter of fiscal 2016 to $1.9 million compared with $1.7 million in the same quarter last year due to improved margins in the custom products segment combined with solid sales growth from our therapeutic support surfaces, medical beds and industrial products. Non-operating income declined 96% to $4,000 from $106,000 in the fourth quarter of last year due primarily to lower foreign currency gains. Net income for the fourth quarter increased by 10% to $1.4 million compared with $1.3 million in the fourth quarter last year.

Earnings per diluted share rose 19% to $0.51 in the fourth quarter of fiscal 2016 compared with $0.43 in the fourth quarter of fiscal 2015. The increase in earnings per share was the result of sales and margin improvements combined with an 8% reduction in the average number of shares outstanding as a result of our stock repurchases near the end of fiscal year 2015.

Fiscal Year Results

Fiscal year 2016 net sales rose 5% to $67.6 million compared with $64.3 million in fiscal 2015. The sales increase was due to higher sales in the custom products segment that benefited from a seasonal promotion of consumer bedding products that took place in the first quarter of fiscal 2016.

In the custom products segment, sales for fiscal year 2016 were up 29% to $21.3 million compared with $16.5 million in fiscal 2015. The growth was due mainly to higher sales of consumer bedding products. Consumer sales increased 37% in fiscal 2016 to $17.2 million compared with $12.6 million in fiscal 2015. The growth in consumer sales came from a seasonal promotion of bedding products in the first quarter of fiscal 2016, the addition of a new customer for bedding products that began in May 2016, and an increase in online sales. Sales of our industrial products, which are included in the custom products segment, increased 3% to a near-record $4.0 million during fiscal 2016 compared with $3.9 million in fiscal 2015.

For fiscal 2016, medical segment sales were down 3% to $46.3 million compared with $47.8 million in fiscal 2015. The decrease in medical sales came from our lines of medical beds and in-room furnishing products, which were down by 14% to $10.3 million compared with $12.0 million in fiscal 2015. Sales within our pressure management product lines increased 1% to $36.0 million in fiscal 2016 compared with $35.8 million in fiscal 2015. Sales of our therapeutic support surfaces increased 3% in fiscal 2016 compared with fiscal 2015.

Operating income for fiscal 2016 rose 16% to $6.1 million compared with $5.3 million in fiscal 2015. Growth in sales volume and margin improvements within the custom products segment were the primary drivers for the increase in fiscal 2016 operating income.

Net non-operating income was down by 102% due to an expense of $8,000 in fiscal 2016 compared with income of $408,000 in fiscal 2015. The decline was due to lower foreign currency exchange gains as a result of relatively level US-Canadian dollar exchange rates during fiscal 2016 compared with the weakening of the Canadian dollar versus the US dollar during fiscal 2015.

Net income for fiscal 2016 rose by 6% to $4.2 million compared with $4.0 million in fiscal 2015. Earnings per diluted share increased by 16% to $1.54 in fiscal 2016 compared with $1.33 in fiscal 2015. The increase in earnings for fiscal 2016 was due primarily to strong sales growth and margin improvements within our custom products segment.

Future Outlook

“We expect sales and earnings in the first quarter of fiscal 2017 to be down somewhat compared with the first quarter of fiscal 2016,” stated Ferguson. “However, we believe our quarterly comparisons will be more favorable for the remainder of fiscal 2017 once we get past the first fiscal quarter. The sales shortfall in the first quarter of fiscal 2017 compared with the same quarter in fiscal 2016 will come from our consumer products. As we reported earlier in fiscal 2016, our consumer sales will be down because of the loss of the Sinomax business, and because the seasonal promotion of consumer products that took place in the first quarter of fiscal 2016 will not be repeated in the first quarter of fiscal 2017. On a more positive note, we expect that our medical sales levels in the first quarter of fiscal 2017 will be higher than they were in the first quarter of fiscal 2016, which should partly offset the expected decrease in consumer sales.

“We believe our earnings for the first quarter of fiscal 2017 will be slightly lower than those of the first quarter of fiscal 2016,” continued Ferguson. “We expect that our sales mix during the first quarter of fiscal 2017 will be more profitable than it was in the first quarter of fiscal 2016, which we believe will partly offset the decline in profitability associated with lower consumer sales volume during the quarter,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 2:00 p.m. ET on Tuesday, November 15, 2016, to review the Company’s financial and operating results for the fourth quarter ended October 1, 2016. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “would,” “estimates,” “continues,” “may,” “believes,” “anticipates,” “should,” “optimistic,” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical segment, (b) the possibility that anticipated declines in sales of consumer bedding products could be greater than expected, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (l) the impact of competitive products and pricing, (m) government reimbursement changes in the medical market, (n) FDA and Health Canada regulation of medical device manufacturing and (o) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Oct. 1,	Oct. 3,		Oct. 1,	Oct. 3,
	2016	2015	% Chg	2016	2015	% Chg

Net sales	$15,974,982	$17,747,229	-10%	$67,627,170	$64,314,996	5%
Cost of goods sold	10,021,738	11,982,666	-16%	45,345,994	42,679,013	6%
Gross profit	5,953,244	5,764,563	3%	22,281,176	21,635,983	3%
	37.3%	32.5%		32.9%	33.6%

Selling and marketing expenses	2,660,711	2,698,540	-1%	10,504,813	10,789,150	-3%
Research and development expenses	288,830	259,608	11%	1,134,547	1,137,334	0%
General and administrative expenses	1,124,264	1,136,026	-1%	4,559,552	4,452,047	2%
	4,073,805	4,094,174	0%	16,198,912	16,378,531	-1%

Operating income	1,879,439	1,670,389	13%	6,082,264	5,257,452	16%
	11.8%	9.4%		9.0%	8.2%
Non-operating income (expense):
Foreign currency gain	4,098	137,897	-97%	4,508	401,000	-99%
Interest expense	-	-	n/a	(5,144)	(6,285)	18%
Other	74	(32,186)	100%	(7,297)	13,231	-155%
Net non-operating income (expense)	4,172	105,711	-96%	(7,933)	407,946	-102%

Income before income taxes	1,883,611	1,776,100	6%	6,074,331	5,665,398	7%

Income taxes	472,000	489,000	-3%	1,827,000	1,672,000	9%
Net income	$1,411,611	$1,287,100	10%	$4,247,331	$3,993,398	6%
	8.8%	7.3%		6.3%	6.2%

Net income per common share:
Basic	$0.51	$0.43	19%	$1.55	$1.34	16%
Diluted	0.51	0.43	19%	1.54	1.33	16%

Dividends per common share (1)	$0.16	$0.16	0%	$0.64	$1.61	-60%

Weighted average shares outstanding:
Basic	2,750,221	2,981,207	-8%	2,734,862	2,978,107	-8%
Diluted	2,766,993	3,004,802	-8%	2,758,119	3,006,082	-8%

Supplemental data:
Depreciation expense	$195,305	$218,667	-11%	$854,940	$865,003	-1%
Amortization expense	82,705	85,567	-3%	325,092	356,775	-9%

(1) Dividends per common share include a special dividend of $1.00 per share paid on January 7, 2015.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Oct. 1,	Oct. 3,
	2016	2015
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$3,752,945	$1,224,026
Accounts receivable, net of allowances	8,079,500	7,813,773
Inventories	7,437,442	8,746,039
Deferred income taxes	459,159	351,452
Prepaid expenses	879,108	411,528
Total current assets	20,608,154	18,546,818

Property and equipment, net	4,116,070	4,536,104
Goodwill	3,937,676	3,930,282
Intangibles, net	1,989,899	2,214,762
Other assets	2,909,740	2,953,656
	$33,561,539	$32,181,622

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,410,376	$4,035,333
Accrued and sundry liabilities	3,583,457	3,120,111
Total current liabilities	5,993,833	7,155,444

Deferred income taxes	266,715	348,479
Deferred compensation	289,394	375,939
Total long-term liabilities	556,109	724,418

Total liabilities	6,549,942	7,879,862

Shareholders’ equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,755,625 at Oct. 1, 2016 and 2,737,468 at Oct. 3, 2015	373,803	-
Additional paid-in capital	6,025	-
Retained earnings	29,133,746	26,848,299
Accumulated other comprehensive loss	(2,501,977)	(2,546,539)
Total shareholders’ equity	27,011,597	24,301,760

	$33,561,539	$32,181,622

Note: The Balance Sheet at October 3, 2015 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer